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                                                              Exhibit 10.19

                                    EXECUTIVE
                          SEVERANCE BENEFITS AGREEMENT


     This EXECUTIVE SEVERANCE BENEFITS AGREEMENT (the "Agreement") is entered
into this     day of        , 1999 (the "Effective Date"), between DR. PAUL
J. MARANGOS ("Executive") and CYPROS PHARMACEUTICAL CORPORATION (the "Company"). This Agreement is intended to provide Executive with the compensation and benefits described herein upon the occurrence of specific events. Certain capitalized terms used in this Agreement are defined in
Article 4.

     The Company and Executive hereby agree as follows:

                                   ARTICLE 1

                  SCOPE OF AND CONSIDERATION FOR THIS AGREEMENT

     1.1 Executive is currently employed by the Company.

     1.2 The Company and Executive wish to set forth the compensation and benefits which Executive shall be entitled to receive in the event Executive's employment with the Company is terminated under the circumstances described herein following the Transaction.

     1.3 The duties and obligations of the Company to Executive under this Agreement shall be in consideration for Executive's past services to the Company and his continued employment with the Company.

     1.4 In the event of the Transaction, this Agreement shall supersede any other agreement relating to cash severance benefits, health benefits and stock option vesting, including, but not limited to, all employment agreements between Executive and the Company and all amendments thereto.

                                   ARTICLE 2

                               SEVERANCE BENEFITS

     2.1 SEVERANCE BENEFITS. A Covered Termination (as defined in Article 4) entitles Executive to receive the following benefits set forth in Sections 2.2, 2.3, 2.4, and 2.5. The parties acknowledge and agree that the payment of such benefits are conditioned upon and subject to the completion of the Transaction.

     2.2 SEVERANCE PAYMENT. Executive shall receive a severance payment equal to twenty-four (24) months of his Base Salary. Such amount shall be paid in a lump sum upon the Payment Date (as defined in Article 4) and shall be subject to all required tax withholding.

     2.3 BONUS. The Company shall pay to Executive a cash bonus upon the Payment Date (as defined in Article 4), equal to Twenty-Five Thousand Dollars ($25,000.00). Such amount shall be subject to all required tax withholding.

                                      1.

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     2.4 HEALTH AND DISABILITY BENEFITS. Provided that Executive elects continued coverage under federal COBRA law, the Company shall (i) pay the premiums of Executive's group health insurance coverage (including medical and dental) under COBRA, including coverage for Executive's eligible dependents, for a maximum period of eighteen (18) months following a Covered Termination, and
(ii) reimburse Executive for the amount of such monthly premiums on a monthly basis for six (6) months after Executive's COBRA coverage expires; PROVIDED, HOWEVER, that (x) the Company shall pay premiums for Executive's eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Covered Termination and (y) the Company's obligation to pay or reimburse such premiums shall cease immediately upon Executive's eligibility for comparable group health insurance provided by a new employer of Executive. No premium payments will be made following the effective date of Executive's coverage by a comparable health insurance plan of a subsequent employer. For the balance of the period that Executive is entitled to coverage under federal COBRA law, if any, Executive shall be entitled to maintain such coverage at Executive's own expense. The Company will use its best efforts to continue Executive's participation in the Company's long term and short term disability policies, as well as Executive's individual long term disability policy. The Company will pay for the premiums of such coverage for the same period of time that the Company pays for Executive's group health insurance premiums under COBRA and reimburses Executive for the amount of such premiums.

     2.5 OPTION VESTING AND EXERCISABILITY. If Executive's employment with the Company terminates due to a Covered Termination, then all outstanding options of Executive to purchase the Company's common stock (or the stock of a successor to the Company by reason of assumption or substitution of options) shall immediately vest and become exercisable. All such options shall be exercisable until the date two (2) years after the date of Executive's termination of employment. During the period when Executive's stock options are exercisable, the Company agrees to provide reasonable consultation concerning SEC regulations governing his options and Executive's status as a former officer. Such advice shall be obtained by Executive from the Chief Financial Officer of the Company, who shall obtain any necessary legal advice for this purpose at the Company's expense.

     2.6 MITIGATION. Except as otherwise specifically provided herein, Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination.

                                   ARTICLE 3

                     LIMITATIONS AND CONDITIONS ON BENEFITS

     3.1 TERMINATION OF BENEFITS. Benefits under this Agreement shall terminate immediately if the Executive, at any time, violates any proprietary information or confidentiality obligation to the Company.

                                      2.

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     3.2 NON-DUPLICATION OF BENEFITS. Executive is not eligible to receive benefits under this Agreement more than one time.

                                      3.

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                                   ARTICLE 4

                                   DEFINITIONS

         For purposes of the Agreement, the following terms are defined as follows:

     4.1 "BASE SALARY" means Executive's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding the Covered Termination.

     4.2 "BOARD" means the Board of Directors of the Company.

     4.3 "CAUSE" means that, in the reasonable determination of the Company or, in the case of the Chief Executive Officer, the Board, Executive:

         (a) has committed an act that materially injures the business of the Company;

         (b) has refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom Executive reports;

         (c) has willfully or habitually neglected Executive's duties for the Company; or

         (d) has been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company.

     Notwithstanding the foregoing, Cause shall not exist based on conduct described in clause (b) or clause (c) unless the conduct described in such clause has not been cured within fifteen (15) days following Executive's receipt of written notice from the Company or the Board, as the case may be, specifying the particulars of the conduct constituting Cause.

     4.4 "INVOLUNTARY TERMINATION WITHOUT CAUSE" means Executive's dismissal or discharge other than for Cause. The termination of Executive's employment as a result of Executive's death or disability will not be deemed to be an Involuntary Termination Without Cause.

     4.5 "TRANSACTION" means the closing of the Merger as defined under the Merger Agreement among the Company, Cypros Acquisition Corporation and RiboGene, Inc., dated as of August 4th, 1999.

     4.6 "COMPANY" means Cypros Pharmaceutical Corporation or, following the Transaction, the surviving entity resulting from the Transaction.

     4.7 "COVERED TERMINATION" means an Involuntary Termination Without Cause or a resignation by Executive, for any reason, occurring within six (6) months before or thirteen (13) months after the effective date of the Transaction; provided that if Executive resigns, he shall provide at least three (3) weeks' notice prior to termination.

                                      4.

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     4.8 "PAYMENT DATE" means (a) in the event of an Involuntary Termination
Without Cause, the date of such termination and (b) in the event of a resignation by Executive (i) if the resignation occurs prior to the Transaction, then the Payment Date shall be the day following the Transaction and (ii) if the resignation occurs on or after the date of Transaction, then the Payment Date shall be the effective date of the resignation.

                                   ARTICLE 5

                               GENERAL PROVISIONS

     5.1 EMPLOYMENT STATUS; EMPLOYMENT AGREEMENT SUPERCEDED. This Agreement does not constitute a contract of employment or impose upon Executive any obligation to remain as an employee, or impose on the Company any obligation (i) to retain Executive as an employee, (ii) to change the status of Executive as an at-will employee, or (iii) to change the Company's policies regarding termination of employment. In the event of any conflict between the provisions of this Agreement and the provisions of any other previously existing employment, severance or other similar agreement, then the provisions of this Agreement shall govern.

     5.2 NOTICES. Any notices provided hereunder must be in writing, and such notices or any other written communication shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive's address as listed in the Company's payroll records. Any payments made by the Company to Executive under the terms of this Agreement shall be delivered to Executive either in person or at the address as listed in the Company's payroll records.

     5.3 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

     5.4 WAIVER. If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

     5.5 ARBITRATION. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego County, California through American Arbitration Association ("AAA") under the then existing AAA arbitration rules. However, nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys' fees, costs and necessary disbursement;

                                      5.

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PROVIDED, HOWEVER, that in the event one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys' fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys' fees provision herein.

     5.6 COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. This Agreement wholly supersedes all written and oral agreements with respect to cash severance benefits and health benefits to Executive in the event of employment termination (other than any outstanding loans by the Company to Executive), including, but not limited to, all employment agreements between Executive and the Company and all amendments thereto. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.

     5.7 AMENDMENT OR TERMINATION OF AGREEMENT. This Agreement may be changed or terminated only upon the mutual written consent of the Company and Executive. The written consent of the Company to a change or termination of this Agreement must be signed by an executive officer of the Company after such change or termination has been approved by the Board.

     5.8 COUNTERPARTS. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

     5.9 HEADINGS. The headings of the Articles and Sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

     5.10 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, and the Company, and any surviving entity resulting from the Transaction; PROVIDED, HOWEVER, that Executive may not assign any duties hereunder and may not assign any rights hereunder without the written consent of the Company, which consent shall not be withheld unreasonably.

     5.11 CHOICE OF LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to such state's conflict of laws rules.

     5.12 NON-PUBLICATION. The parties mutually agree not to disclose publicly the terms of this Agreement except to the extent that disclosure is mandated by applicable law or to respective advisors (E.G., attorneys, accountants).

     5.13 CONSTRUCTION OF AGREEMENT. In the event of a conflict between the text of the Agreement and any summary, description or other information regarding the Agreement, the text of the Agreement shall control.


                                      6.

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     IN WITNESS WHEREOF, the parties have executed this Agreement on the
Effective Date written above.


Date: _____________________________        PAUL J. MARANGOS,
                                           an individual


                                           ___________________________________


Date: _____________________________        CYPROS PHARMACEUTICAL CORPORATION,
                                           a California corporation

                                           By:________________________________

                                           Name:______________________________

                                           Title:_____________________________


                                      7.